SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                                  -------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)




                      SHENANDOAH TELECOMMUNICATIONS COMPANY
                                -----------------
                                (Name of Issuer)

                                  COMMON STOCK
                                  ------------
                         (Title of class of securities)

                                   82312B-10-6
                                   -----------
                                 (CUSIP NUMBER)

                                  July 25, 2000
                                   -----------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)




      Check the following box to designate the rule pursuant to which this
                               Schedule is filed:

                                [_] Rule 13d-1(b)
                                [X] Rule 13d-1(c)
                                [_] Rule 13d-1(d)







                              --------------------

  CUSIP NO.  82312B-10-6              13G                    Page 2 of 5 Pages
------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Christopher E. French - ###-##-####

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [ ]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION*
 4
      U.S.

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            292,237

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY

                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             292,237

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      292,237

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10

                                                                    [ ]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      7.78%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                Page 2 of 5 Pages

  CUSIP NO.  82312B-10-6              13G                    Page 3 of 5 Pages
------------------------------------------------------------------------------

Item 1(a)         Name of Issuer:
                  --------------

                  SHENANDOAH TELECOMMUNICATIONS COMPANY

Item 1(b)         Address of Issuer's Principal Executive Offices:
                  -----------------------------------------------

                  124 South Main Street, Edinburg, Virginia 22824

Item 2(a)         Name of Persons Filing:
                  ----------------------

                  Christopher E. French

Item 2(b)         Address of Principal Business Office or, if None, Residence:
                  -----------------------------------------------------------

                  2040 Ridgeley Road, Woodstock, Virginia 22664

Item 2(c)         Citizenship:
                  -----------

                  U.S.

Item 2(d)         Title of Class of Securities:
                  ----------------------------

                  Common Stock

Item 2(e)         CUSIP Number:
                  ------------

                  82312B-10-6

Item 3            If these statements are filed pursuant to Rules 13d-1(b) or
                  -----------------------------------------------------------
                  13d-2(b) or (c):
                  ----------------

                  Not applicable

                                Page 3 of 5 Pages

  CUSIP NO.  82312B-10-6              13G                    Page 4 of 5 Pages
------------------------------------------------------------------------------

 Item 4         Ownership

                ---------

                  (a) Amount Beneficially Owned*:       292,237 shares

                                                 -------------------------------

                  (b) Percent of Class:                 7.78%
                                       -----------------------------------------

                  (c) Number of shares as to which such person has*:

                      (i)    sole power to vote or to direct the vote -
                             292,237
                             ---------------------------------------

                      (ii)   shared power to vote or to direct the vote -
                             0
                             ----------------------------------------

                      (iii)  sole power to dispose of or to direct the
                             disposition of -                 292,237
                                              -----------------------

                      (iv)   shared power to dispose of or to direct the
                             disposition of -           0
                                              ------------------------

     * The amount described in Items 4(a) and (c) includes 186,000 shares owned by a family LLC for which Christopher E. French serves as Managing Director; and, includes 1,225 shares that may be acquired by Christopher E. French within the next sixty days upon exercise of options granted in accordance with the Shenandoah Telecommunications Company Employee Incentive Stock Option Plan.

Item 5    Ownership of Five Percent or Less of a Class:
          --------------------------------------------

          Not applicable

Item 6    Ownership of More than Five Percent on Behalf of Another Person:
          ---------------------------------------------------------------

          Other persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, 266,153 of the shares described in Items 4(c)(i) and (iii). However, none of such persons' individual interest relates to more than 5 percent of the class of securities for which this Form is filed.

Item 7    Identification and Classification of the Subsidiary Which Acquired the
          ----------------------------------------------------------------------
          Security Being Reported on by the Parent Holding Company:
          --------------------------------------------------------

          Not Applicable

                                Page 4 of 5 Pages

  CUSIP NO.  82312B-10-6              13G                    Page 5 of 5 Pages
------------------------------------------------------------------------------


Item 8    Identification and Classification of Members of the Group:
          ---------------------------------------------------------

          Not Applicable

Item 9    Notice of Dissolution of Group:
          ------------------------------

          Not Applicable

Item 10   Certifications:
          --------------

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Signature
---------

     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  July 25, 2000



                                        /s/ Christopher E. French
                                       -----------------------------------------
                                       Christopher E. French










                                Page 5 of 5 Pages